Exhibit 99.1


                                   FOR:  Home Products International, Inc.

                           APPROVED BY:  James R. Tennant, Chairman & CEO
                                         Home Products International, Inc.
 FOR IMMEDIATE RELEASE                   (773) 890-1010
 ---------------------
                               CONTACT:  Investor Relations:
                                         James Winslow, Executive VP & CFO
                                         Home Products International, Inc.
                                         (773) 890-1010


           HOME PRODUCTS INTERNATIONAL FILES ANTI-DUMPING PETITION


      Chicago, IL, June 30, 2003 - Home Products International, Inc. (Nasdaq
 SmallCap: HOMZ), (the "Company"), a leader in the housewares industry, today announced that it filed an action with the U.S. International
 Trade Commission ("ITC") and the U.S. Department of Commerce ("Commerce Department") seeking relief from a surge in the importation of illegally priced Chinese ironing boards. HPI's petition demands the imposition of anti-dumping tariffs on the imported Chinese ironing boards.

      HPI's petition, filed today pursuant to U.S. anti-dumping laws, was a measure of last resort for the Chicago based company, with ironing board manufacturing facilities in Seymour, Indiana. "We tried to counteract the flood of Chinese imports by enhancing production efficiency and downsizing our labor force. Despite our best efforts, we cannot decrease production costs enough to compete with these ironing boards offered to retailers at such unreasonably low prices," stated James R. Tennant, chairman and chief executive officer. "The Company took this action to prevent further erosion of its U.S. ironing board production operations and to preserve hundreds of manufacturing jobs at our Seymour location."

      Of the various legal options available, the Company chose to pursue relief under anti-dumping statutes, which, if granted, would result in the imposition of a tariff on the imports to adjust their price to a fair market level. Relief under alternative provisions could have resulted in the establishment of quotas on ironing board imports from China, or a combination of tariffs and quotas. Mr. Tennant noted, "HPI is not seeking to prohibit the import of ironing boards from China; HPI is just trying to ensure that the pricing is fair."

      Comprising less than 3% of the U.S. ironing board market in 2000, current projections indicate that Chinese imports will represent nearly 50% of the market in 2003. Up until this rapid increase in Chinese imports, the ironing board market was not typically subject to such dramatic fluctuations.

      Mr. Tennant concluded, "The steep increase in the number of Chinese imports is not the result of any technological advantages enjoyed by the Chinese. They do not have any quality advantage, nor have they introduced any new innovative products. The only reason for the rapid growth of Chinese ironing boards in the U.S. market is unfair pricing. HPI is confident that the investigation of this matter by the Commerce Department and the ITC will mandate a remedy to restore fairness to the U.S. ironing board market."


 Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products to all the largest national retailers.


 Some of the statements made in this press release are forward-looking and concern the Company's future growth, product development, markets and competitive position. While management makes its best efforts to be accurate in making these forward-looking statements, any such statements are subject to risks and uncertainties that could cause the Company's actual results to vary materially. These include market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; dependence on a few large customers; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. Should one or more of these risks or uncertainties materialize, actual results may vary materially from those anticipated, expected or projected. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.